Exhibit 10.5

Dragon TradeBook Risk Management & Trade infrastructure Non Exclusive Software
Distribution Agreement

This Agreement is made between Dragon Malaysia Ltd, Labuan Malaysia, hereinafter referred to as “The Licensor”) with offices at Menara Kotaraya, Level 8, Unit 4, Jalan Trus, Johor Bahru, Malaysia, 80000 and Algo markets Limited, Labuan, Malaysia hereinafter referred to as “the Licensee”) with principal offices at Unit B, Lot 49, 1st Floor, Block F, Lazenda Warehouse 3, Jalan Ranca-Ranca. 87000 Federal Territory of Labuan, Malaysia and commences on 22nd March 2014.

WHEREAS, The Licensor has all rights, title, and interest in and to the proprietary software product generally known as Dragon TradeBook Risk Management Software, as well as any and all related documentation, user manuals, and related material; and

WHEREAS, the Licensee wishes to use the Dragon TradeBook White Label Service

1.  Definitions

a)	The Software means the computer programs defined as follows: Dragon TradeBook Risk Management Software and Plugins, including all written or electronic documentation, user manuals and other documents pertaining to Dragon TradeBook bridge software and plugins.

b)	Install means Installing the Software on a computer's hard disk accessible to The Licensee.

c)	Fees means all commissions including White Label Fees, generated by The Licensee due to volume processed through The Licensors software, and additional third party software licensed under this agreement, and are due and payable as described in the Fee Schedule attached to this Agreement.

d)	Agreement means this software license agreement, fee schedule and SLSD, as may be amended from time to time in terms of clause 11.

e)	Dragon Tradebook White Label Service means the provision of part of the Dragon server platform. It includes but is not limited to) the provision of all computer hardware, software, computer Infrastructure and networking between the Licensee, the Licensor, and its customers, all system administration and housekeeping, system monitoring and associated support (as defined the SLSD). SLSD stands for Dragon TradeBook Service Level Standards Document, a separate document.

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2.  Grant of Rights

The Licensor hereby grants to The Licensee a nonexclusive, non-transferable License to use the Software and distribute the software to its Clients.

3.  Term and Termination

This License shall be put into effect upon the signing of this contract. The Licensee or Licensor can terminate the agreement with 1 (one) month's written notice. All outstanding fees should be paid within ten (10) days of termination after invoice is issued by Dragon TradeBook.

Either party shall have the right to immediately terminate this License if the other fails to perform any obligation required of The Licensee and has failed to rectify the situation within 7 (seven) days of written notice of such failure being received by the party or if either party becomes bankrupt or insolvent.

In the event that the Licensee fails to pay any invoiced amount within the time period stipulated on the invoice (where such amount is not subject to a bona fide dispute or query) this may result in the immediate termination or stoppage of services if the Licensee fails to pay such undisputed invoiced amount within seven (7) (seven) business days of receiving a demand for payment.

4.  Obligations of the Licensor

a)	The Licensor undertakes that the Software will conform to its description and Documentation and make best reasonable efforts to ensure that the Software is fit for its intended use.

b)	The Licensor will perform its obligations under this Agreement in accordance with good industry practice within the limits of this Agreement.

c)	The Licensor agrees that all customer information or client data received from or on behalf of the Licensee or that is stored on the Software is private and confidential. The Licensor will provide the Licensee with any or all of its customers' data, in a timely manner

d)	The Licensor agrees that it will host the Software for The Licensee, Hosting includes the provision of all hardware, software, computer infrastructure and networking between the Licensee and the Licensor, and associated support as described in the SLSD.

e)

Whilst the Licensor does not warrant that the Software is error free or that the Licensee will be able to use same without interruption or problems, the Licensor agrees that it will fix any and all software bugs and respond to The Licensee's requests in a timely and professional manner, in accordance with the attached SLSD. The SLSD document defines the methods of addressing software issues and response times and forms part of this Agreement. Notwithstanding the provisions of clause 11 of this Agreement, the Licensor reserves the right to amend the terms of the SLSD from time to time as and when it sees fit to do so, provided that such amendment will not lead to a material deterioration of the service levels provided pursuant to the SLSD.

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f)	The Licensor warrants that the performance specifications (to include, but not exclusively, the software and support performance) detailed in the Fee Schedule will be met at all times to the best of its ability.

g)	The Licensor will periodically provide or make available to the Licensee bug-fixes, releases or updates of the Software as it does to its customers generally which are Included in the Fees. The Licensor agrees to ensure that the underlying firmware and software remains reasonably up to date and patched against Security vulnerabilities.

h)	The Licensor agrees to notify the Licensee of materially relevant security incidents and breaches within a reasonable timescale.

5.  Obligations of the Licensee

a)	The Licensee agrees to pay Fees in accordance with the Fee Schedule.

b)	The Licensee agrees to follow the reasonable recommendations provided by The Licensor from time to time on proper use of the software, and/or any other software that it connects to, and in particular the software support procedures as described in the SLSD as amended from time to time.

c)	The Licensee agrees to report any and all problems experienced with the Software in accordance with the SLSD priorities immediately such problems are detected by the Licensee and without unreasonable delay. In particular, problems regarding incorrect outstanding positions should be immediately reported within minutes via Tier 1 procedures to the Licensor.

d)	Any mismatches in positions shall be checked and detected by the Licensee within one hour of EOD (5pm NY time) and notified by email and immediate voice communication to the Licensor. If position mismatches or other position errors are detected The Licensor may endeavor to assist in their correction but The Licensee will hold The Licensor harmless for such errors, whether or not they occur as a result of the Licensee or Licensor's software.

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e)	The Licensee confirms that it will provide reasonable assistance to enable the Licensor to fulfill its obligations to comply with anti-bribery and corruption laws.

6.  Title to Software:

No rights are given to The Licensee in respect of the Software other than as detailed in this agreement. Licensor retains title to and ownership of the Software and all enhancements, modifications and updates to the Software. The Licensee shall not copy the software, in whole or in part. or modify the Software, or create derivative works of the Software.

Title to Data:

The Licensee retains title to and ownership of all The Licensee customers' data (being the customer’s personal details), except transactional data which will be retained by Dragon TradeBook and may be shared with parties relevant to such transactions only or to relevant jurisdictional or regulatory authority. The Licensor agrees to maintain confidentiality and integrity of data in line with internationally accepted standards of security data. Ownership and title to transactional data shall belong to the Licensee except in such case as such data as demanded or required by a court of law or relevant regulatory authority.

7.  Price Adaptations.

The Licensee acknowledges that from time to time as Licensor updates its software and continues to advance and expand its technology offering, adaptations of price may follow. The Licensor agrees that The Licensee will be given a minimum of three (3) months' notice before such price adaptations will be put into effect.

8.  Warranty and Indemnification

Extent of Liability: The Licensor warrants that the Software will conform to the performance standards set forth in this agreement. The Licensor's responsibility under this warranty shall include correcting that portion of the Software that fails to perform substantially in accordance with those standards and specifications.

The Licensor shall have no liability under the foregoing warranty if (a) The Licensee decompiles, reverse engineers, or modifies the Software without The Licensor’s prior written consent. (b) The Licensee fails to give The Licensor written notice of the claimed breach of warranty, or (c) the failure to perform is caused in whole or in part by persons other than The Licensor or by products, equipment, or computer programs against whose use The Licensor has warned The Licensee.

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b)	The Licensor indemnification: The Licensee shall indemnify, defend and hold the Licensor harmless from and against any and all demands, claims, or suits by any third party and any and all costs, damages, penalties, and expenses, including reasonable professional fees, arising out of or in connection with the use of the Software by the Licensee, its employees, agents, or independent contractors, except to the extent any such demand, claim, or suit arises out of or in connection with The Licensor’s breach of its obligations under this Agreement. The Licensor's entire liability and Licensee's sole and exclusive remedy for breach of the foregoing warranty shall be, at Licensor's option, to either;

	a.	return to Licensee the fee or a portion of the fee for the period in which the Software did not perform according to this warranty, or

	b.	repair the defects or replace the Software.

c)	Survival: The provisions of this section shall survive termination of this Agreement.

9.  Confidentiality

Both Parties agree that they shall keep confidential the provisions and subject matter of this Agreement and any negotiations relating to furthering the relationship between the two parties. The Licensee understands and agrees not to market, or disclose any Information about The Licensor with Third Parties without prior written notice signed by both parties. This does not apply to information which:

a)	is required to be disclosed by operation of Law or any stock exchange regulations or any binding judgement or order, or any requirement of a competent authority;

b)	is reasonably required to be disclosed in confidence to a party's professional advisers for use in connection with the relationship between the parties and/or matters contemplated in this Agreement; or

c)	is or becomes within the public domain (otherwise than through the recipient party's default).

10. Media Releases

Both Parties agree that no public announcement or press release in connection with the subject matter of this Agreement or any further transaction shall be made or issued by or on behalf of either party without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). This does not apply If the announcement or press release is required by law or by any governmental authority, although in such circumstances the relevant party shall give the other party every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal obligations).

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11. General Provisions

a)	Authority: Each Party represents and warrants that it is a legal business entity duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and that it has full power and authority to enter into and perform this Agreement. Each Party also represents and warrants that the person signing this Agreement on its behalf has been properly authorized and empowered to do so.

b)	Complete Agreement: This Agreement, together with as appendices, constitutes the entire understanding and agreement between the Parties with respect to the subject matter of the Agreement and supersedes any and all prior oral or written communications with respect to it, all of which are merged into it. Except as specifically provided for, this Agreement may not be altered, amended, or modified except by an instrument in writing signed by a duly authorized representative of both Parties.

c)	Modifications to Agreement: Except as provided for herein, modifications and amendments to this Agreement, including any Schedule or appendix hereto, shall he enforceable only if they are in writing and are signed by authorized representatives of both parties.

d)	Notices: All notices and other communications given in connection with this License shall be in writing and shall be deemed given as follows:

●	When delivered personally to the recipient's address as appearing in the introductory paragraph to this License;

●	Four business days after being deposited in the mail, postage prepaid to the recipient's address as appearing in the introductory paragraph to this License; or

●	When sent by fax or telex to the last fax or telex number of the recipient known to the party giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail or the recipient delivers a written confirmation of receipt by an officer of that company.

●	Any party may change its address appearing in the introductory paragraph to this License by giving notice of the change in accordance with this paragraph.

e)	Remedies: No remedy conferred on The Licensee by any specific provision of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or existing at law or in equity or by statute or otherwise The election of one or more remedies by The Licensee shall not constitute a waiver of the right to pursue other available remedies.

f)	Waiver The Licensee's waiver or modification of, or failure to insist on any of the provisions of this Agreement shall not void, waive, or modify any of the other provisions or be construed as a waiver or relinquishment of The Licensee's right to performance in the future of any such provision.

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g)	Severability: if any provision of this Agreement is declared or found to be illegal, unenforceable, or void by a court of competent jurisdiction, then both Parties shall be relieved of all obligations arising under the provision, but only to the extent that the provision is illegal, unenforceable, or void. The Parties intend that this Agreement shall be deemed amended by modifying the provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objective. The remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

h)	Successors: This Agreement shall be for the benefit of and be binding on the heirs, legal representatives, successors, and permitted assigns of the Parties.

i)	Headings: Headings used in this Agreement are for reference purposes only and neither limit nor amplify the terms of the Agreement.

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j)	Governing Law: This Agreement shall be governed by and construed according to the laws of Labuan, Malaysia as they are applied to contracts made and to be performed entirely in Labuan, Malaysia, but without reference to Labuan. Malaysia rules regarding conflicts of laws. All action under this Agreement shall be brought in a federal court of competent jurisdiction in Labuan. Malaysia, and in no other jurisdiction.

k)	Survival of certain provisions: Termination of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement that (a) the Parties have expressly agreed shall survive any such termination or (b) remain to be performed or by their nature would he intended to he applicable following any such termination. The provisions of this section shall survive termination of this Agreement.

l)	Force Majeure: If the performance of this Agreement or any obligation under it by any Party is prevented, restricted, or interfered with by reason of fire or other casualty or accident, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency or other act or condition whatsoever beyond be reasonable control of the Party, the Party whose performance is so affected, on giving prompt notice to the other Party, shall be excused from performance. If the force majeure condition continues for ninety (90) days, then the Party whose performance is not affected by the condition may, at its option and without liability to the other Party, terminate this Agreement.

m)	Counterparts: This Agreement may he executed in counterparts, all of which taken collectively, shall be deemed to constitute a single document.

n)	Relationship: The relationship of the Parties under this Agreement is one of independent contractors and no agency. partnership, joint venture, or similar relationship is created by it. Except as specifically authorized, neither Party shall have any authority to assume or create obligations on the other Party's behalf. Neither Party shall take any action that has the effect of creating the appearance of its having such authority.

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o)	Assignment: The rights conferred by this Agreement shall not be assignable by The Licensee without The Licensor's prior written consent, which consent shall not be unreasonably withheld. The Licensor Agrees that written consent well be automatic should The Licensee be purchased by a third party.

p)	This Agreement does not constitute an offer, and shall only be enforceable when signed by both parties.

Fee Schedule

License

Fees

Prices detailed in this Schedule are subject to change as described in Paragraph 7 dells Agreement.

PLEASE NOTE THAT THIS AGREEMENT ONLY APPLIES IF THE CLIENT HOSTS ON THE DRAGONTRADEBOOK Software SERVER LICENSE WITH A WHITE LABEL OR GENERIC FRONT END.

Set-Up

Fee

An upfront set-up fee of US Dollars 20,000.00 (Twenty thousand) is required. Immediately on receipt of such set-up fee, but not before, the Licensor will initiate the necessary set-up procedures. Due to the level of maintenance required for CFDs and Currency Futures, should these trading instruments be required by the Licensee, they will incur a once-off levy of US Dollars 10,000.0.0 each in addition to the Dragon TradeBook set-up fee.

Minimum Fee for the Risk Management Software and datacenter Usage:-

For the purpose of clarity, each month's minimum fee are determined by the usage of the server resources by the Licensee. If required the Licensee may request changes in resource allocation by the end of each month. Minimum fees are the minimum Dragon TradeBook charges per month for the bridge services and technology. The basic minimum monthly fee is $350,000.00 (US$ three hundred and fifty thousand) per month. Minimum fees are accountable against traded volume and represent no additional charge given that the volume feel exceed the minimum fees. This fee schedule is valid till the end of year December 2014. Beyond 2014 a new agreement will need to be discussed.

The minimum fees are based on the maximum resource fee introduced by one group of items, but fall no lower than US Dollars 350,000.00 per month. Individual item fees are shown in the table below.

AM Security	AM Symbol	AM Group	Executable Stream
$2,000.00/month	$500.00/month	$1,000.00/month	Pricing and trading connection to a
Liquidity Provider over FIX Protocol or API
$1,000.00/month

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By way of example:

1)	Should the Licensee require: 1 Security, 60 symbols, 40 groups and 2 Executable Streams, its minimum monthly fee will be US Dollars 4,000.00 based on the maximum resource fee introduced by the 40 group items at US Dollars 100.00 per month.

2)	Should the Licensee require: 1 Security, 60 symbols, 25 groups and 1 Executable Stream, its minimum monthly fee will be US Dollars 3,000.00 based on the maximum resource fee introduced by the 60 symbol items at US Dollars $0.00 per month.

White Label Setup and Maintenance Fees

These fees are payable by the Licensee prior to the commencement of service. The Licensee agrees to pay the initial fee of for the White Label setup, plus an additional $7,500.00 per month payable within thirty (30) days of the Licensor’s invoice each month for a license in relation to server software (these are passed from third party vendors, without additional mark-up).

Additional support fees

The Licensee may be subject to additional support fees, if software guidelines as set out herein are NOT followed and/or The Licensor deems a support issue to be extraneous.

The Licensor:	The Licensee:

Signature: /s/ Karamjit Singh	Signature: /s/ Niraj Goel

Name: Karamjit Singh	Name: Niraj Goel

Title: Director	Title: Director

Company: Dragon Malaysia Ltd.	Company: Algo Markets Ltd. (Labuan)

Date: 22 March 2014	Date: 22 March 2014

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